Exhibit 3.2

State of Missouri

Matt Blunt, Secretary of State

Corporations Division

P.O. Box 778/600 W. Main Street, Rm 322

Jefferson City, MO 65102

Amendment of Articles of Incorporation

(To be submitted in duplicate)

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the Corporation is Pulaski Financial Corp.

The name under which it was originally organized was         PFC Merger Corp.

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on 1/28/04 month/day/year

3.	Article Number III, Sect. 3.1(a) is amended to read as follows:

3.1	The Corporation shall have the authority to issue the following shares:

(a)	Eighteen million (18,000,000) shares shall be voting common stock with a par value of $.01 per share (“Common Stock”).

(If more than one article is to be amended or more space is needed attach additional pages)

4.	Of the 5,438,048 shares outstanding, 5,438,048 of such shares were entitled to vote on such amendment.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares

Common Stock, $0.01 per share	5,438,048

5.	The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against

Common Stock, $0.01 per share	4,759,946	275,314

6.	If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:

$180,000

If the amendment changed the number of authorized shares without par value, the authorized number of shares without par value as changed and the consideration proposed to be received for such increased authorized shares without par value as are to be presently issued are:

7.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

IN WITNESS WHEREOF, the undersigned,         William A. Donius

                                                                                                                 President or

                                                                                                                                has executed this instrument and its

                                Vice President

                                         Christine A. Munro                                              has affixed its corporate seal hereto and

                            Secretary or Assistant Secretary

attested said seal on                 January 28, 2004

        month/day/year

Place CORPORATE SEAL Here (If no seal, state “None”)

Pulaski Financial Corp. Name of Corporation

By	/s/ William A. Donius

President

/s/ Christine A. Munro

Secretary or Assistant Secretary

State of             Missouri             )

                                                         ss

County of             St. Louis         )

I,     Diane M. Schmidt         , a Notary Public, do hereby certify that on         1/29/04

month/day/year

personally appeared before me     William A. Donius

who, being by me first duly sworn, declared that he/she is the         President

of                 Pulaski Financial Corp.

that he/she signed the foregoing documents as         President                                               of the corporation, and

that the statements therein contained are true.

(Notarial Seal or Stamp)	/s/ Diane M. Schmidt Notary Public

My commission expires 8/16/2004 My County of Commission St. Louis County